278856109                                                    Page 1 of 19 Pages

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 6)

                              ECLIPSYS CORPORATION
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    278856109
                                 (CUSIP Number)

                                THOMAS J. MURPHY
                    C/O GENERAL ATLANTIC SERVICE COMPANY, LLC
                                3 PICKWICK PLAZA
                          GREENWICH, CONNECTICUT 06830
                            TEL. NO.: (203) 629-8600
                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)
                              --------------------

                                  AUGUST 13, 2007
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================

278856109                                                    Page 2 of 19 Pages


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     2,744,556
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

278856109                                                    Page 3 of 19 Pages


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 28, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     2,744,556
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

278856109                                                    Page 4 of 19 Pages


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 38, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     2,744,556
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

278856109                                                    Page 5 of 19 Pages


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 47, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     2,744,556
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

278856109                                                    Page 6 of 19 Pages


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 48, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     2,744,556
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

278856109                                                    Page 7 of 19 Pages


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         General Atlantic Partners 74, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     2,744,556
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

278856109                                                    Page 8 of 19 Pages


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP Coinvestment Partners, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     2,744,556
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

278856109                                                    Page 9 of 19 Pages


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAP Coinvestment Partners II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     2,744,556
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

278856109                                                   Page 10 of 19 Pages


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GapStar, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     2,744,556
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

278856109                                                   Page 11 of 19 Pages


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAPCO GmbH & Co. KG
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     2,744,556
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

278856109                                                   Page 12 of 19 Pages


--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         GAPCO Management GmbH
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [X]
                                                                (b)     [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

                                                                        [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      -0-
                                ------------------------------------------------
                                8     SHARED VOTING POWER
          NUMBER OF
           SHARES                     2,744,556
     BENEFICIALLY OWNED         ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER
           PERSON
            WITH                      -0-
                                ------------------------------------------------
                                10    SHARED DISPOSITIVE POWER

                                      2,744,556
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,744,556
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

278856109                                                   Page 13 of 19 Pages


ITEM 1.  SECURITY AND ISSUER.

This Amendment No. 6 to Schedule 13D is filed by the undersigned to amend and supplement the Schedule 13D, dated as of August 21, 1998, as amended by Amendment No. 1 thereto, dated as of April 7, 2000, Amendment No. 2 thereto, dated as of November 20, 2001, Amendment No. 3 thereto, dated as of June 27, 2002, Amendment No. 4 thereto, dated as of March 10, 2006, and Amendment 5 thereto, dated as of March 17, 2006, with respect to the shares of Common Stock, par value $0.01 per share (the "Common Stock") of Eclipsys Corporation, a Delaware corporation (the "Company"). The address of the principal executive office of the Company is 1750 Clint Moore Road, Boca Raton, FL 33487.

ITEM 2.  IDENTITY AND BACKGROUND.

ITEM 2 IS HEREBY AMENDED AND RESTATED IN ITS ENTIRETY AS FOLLOWS:

This statement is being filed by a group, as defined in Rule 13d-5 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. The members of the group are General Atlantic LLC (f/k/a General Atlantic Partners, LLC), a Delaware limited liability company ("GA"), General Atlantic Partners 28, L.P., a Delaware limited partnership ("GAP 28"), General Atlantic Partners 38, L.P., a Delaware limited partnership ("GAP 38"), General Atlantic Partners 47, L.P., a Delaware limited partnership ("GAP 47"), General Atlantic Partners 48, L.P., a Delaware limited partnership ("GAP 48"), General Atlantic Partners 74, L.P., a Delaware limited partnership ("GAP 74"), GAP Coinvestment Partners, L.P., a New York limited partnership ("GAPCO"), GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAPCO II"), GapStar, LLC, a Delaware limited liability company ("GapStar"), GAPCO GmbH & Co. KG, a German limited partnership ("KG"), and GAPCO Management GmbH, a German corporation ("GmbH Management" and, collectively with GA, GAP 28, GAP 38, GAP 47, GAP 48, GAP 74, GAPCO, GAPCO II, GapStar and KG, the "Reporting Persons"). The Reporting Persons (other than KG and GmbH Management) are located at 3 Pickwick Plaza, Greenwich, Connecticut 06830. KG and GmbH Management are located c/o General Atlantic GmbH, Koenigsallee 62, 40212 Duesseldorf, Germany. Each of the Reporting Persons is engaged in acquiring, holding and disposing of interests in various companies for investment purposes.

GA is the general partner of each of GAP 28, GAP 38, GAP 47, GAP 48 and GAP 74. GA is also the sole member of GapStar. GmbH Management is the general partner of KG. The Managing Directors of GA are Steven A. Denning (Chairman), William
E. Ford (Chief Executive Officer), H. Raymond Bingham, Peter L. Bloom, Mark F. Dzialga, Klaus Esser, Vince Feng, William O. Grabe, Abhay Havaldar, David C.
Hodgson, Rene M. Kern, Jonathan Korngold, Christopher J. Lanning, Anton J. Levy, Marc F. McMorris, Thomas J. Murphy, Matthew Nimetz, Andrew C. Pearson, David A. Rosenstein, Franchon M. Smithson, Tom C. Tinsley, Philip P. Trahanas and Florian P. Wendelstadt (collectively, the "GA Managing Directors"). The general partners of GAPCO and GAPCO II are GA Managing Directors.

The business address of each of the GA Managing Directors (other than Messrs. Esser, Feng, Havaldar, Kelly, Tinsley and Wendelstadt) is 3 Pickwick Plaza, Greenwich, Connecticut 06830. The business address of Mr. Esser is Koenigsallee 62, 40212, Duesseldorf, Germany. The business address of each of the GA Managing Directors (other than Messrs. Esser, Feng, Havaldar, Bingham, Tinsley and Wendelstadt) is General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The business address of Mr. Esser is General Atlantic GmbH, Koenigsallee 62, 40212, Duesseldorf, Germany. The business address of Mr. Feng is General Atlantic Service Company, LLC, 18/F One International Finance Centre, 1 Harbour View Street, Central, Hong Kong. The business address of Mr. Havaldar is General Atlantic Private Limited, 151-152, 15th Floor, Maker Chamber VI, 220 Nariman Point, Mumbai 400 021, India. The business address of Mr. Bingham is General Atlantic Service Company, LLC, 228 Hamilton Avenue, Palo Alto, California 94301. The business address of Mr. Tinsley is General Atlantic Service Company, LLC, 2401 Pennsylvania Avenue N.W., Washington D.C. 20037. The business address of Mr. Wendelstadt is General Atlantic Limited, 83 Pall Mall, Fourth Floor, London SW1Y 5ES, United Kingdom.

Each of the GA Managing Directors, other than Messrs. Esser, Havaldar, Kern and Wendelstadt, is a citizen of the United States. Messrs. Esser, Kern and Wendelstadt are citizens of Germany; Mr. Feng is a citizen of the United States and Taiwan; and Mr. Havaldar is a citizen of India. The present principal occupation or employment of each of the GA Managing Directors is as a Managing Director of GA.

None of the Reporting Persons and none of the above individuals has, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction or subject to any judgment, decree or final order finding any violation of federal or state securities laws or enjoining future violations of, or prohibiting or mandating activities subject to, such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

No change.

ITEM 4.  PURPOSE OF TRANSACTION.

No change.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUES.

Item 5 is hereby amended and restated in its entirety as follows:

              (a) As of the date hereof, GA, GAP 28, GAP 38, GAP 47, GAP 48, GAP 74, GAPCO, GAPCO II, GapStar, KG and GmbH Management each owns of record no shares of Common Stock, 373,048 shares of

278856109                                                   Page 14 of 19 Pages


              Common Stock, 1,314,270 shares of Common Stock, 178,849 shares of Common Stock, 143,130 shares of Common Stock, 279,499 shares of Common Stock, 395,049 shares of Common Stock, 38,931 shares of Common Stock, 21,263 shares of Common Stock, 517 shares of Common Stock, and no shares of Common Stock respectively, or 0.0%, 0.7%, 2.5%, 0.3%, 0.3%, 0.5%, 0.7%, 0.1%, 0.0%, 0.0% and 0.0%
              respectively, of the Company's issued and outstanding shares of Common Stock.

              By virtue of the fact that (i) GA is the general partner of GAP 28, GAP 38, GAP 47, GAP 48 and GAP 74, and the sole member of GapStar, (ii) the general partners of GAPCO and GAPCO II are GA Managing Directors and are authorized and empowered to vote and dispose of the securities held by GAPCO and GAPCO II and (iii) the GA Managing Directors are authorized and empowered to vote and dispose of the securities held by KG and GmbH Management, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock that each owns of record. As of the date hereof, each of the Reporting Persons may be deemed to own beneficially an aggregate of 2,744,556 shares of Common Stock, or 5.1% of the issued and outstanding shares of Common Stock.

              (b) Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 2,744,556 shares of Common Stock that may be deemed to be owned beneficially by each of them.

              (c) Except as set forth in this paragraph (c), to the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in shares of Common Stock during the past 60 days. GAP 28, GAP 38, GAP 47, GAP 48, GAP 74, GAPCO, GAPCO II, GapStar and KG sold on the open market the following number of shares of Common Stock for the aggregate proceeds listed below, which, in the aggregate, amount to over 1% of the shares of Common Stock outstanding as of August 6, 2007. In addition, on August 13, 2007, GAPCO distributed an aggregate of 87,690 shares of Common Stock to limited partners.

278856109                                                   Page 15 of 19 Pages


                     GAP 28
                     ------

DATE                 SHARES SOLD           PRICE PER SHARE      PROCEEDS
---------------      -----------           ---------------      -------------
August 13, 2007      271,845               $22.75               $6,184,473.75


                     GAP 38
                     ------

DATE                 SHARES SOLD           PRICE PER SHARE      PROCEEDS
---------------      -----------           ---------------      -------------
August 13, 2007      957,730               $22.75               $21,788,357.50


                     GAP 47
                     ------

DATE                 SHARES SOLD           PRICE PER SHARE      PROCEEDS
---------------      -----------           ---------------      -------------
August 13, 2007      130,330               $22.75               $2,965,007.50


                     GAP 48
                     ------

DATE                 SHARES SOLD           PRICE PER SHARE      PROCEEDS
---------------      -----------           ---------------      -------------
August 13, 2007      104,301               $22.75               $2,372,847.75


                     GAP 74
                     ------

DATE                 SHARES SOLD           PRICE PER SHARE      PROCEEDS
---------------      -----------           ---------------      -------------
August 13, 2007      203,675               $22.75               $4,633,606.25


                     GAPCO
                     -----

DATE                 SHARES SOLD           PRICE PER SHARE      PROCEEDS
---------------      -----------           ---------------      -------------
August 13, 2007      200,188               $22.75               $4,554,277.00


                     GAPCO II
                     --------

DATE                 SHARES SOLD           PRICE PER SHARE      PROCEEDS
---------------      -----------           ---------------      -------------
August 13, 2007      28,369                $22.75               $645,394.75


                     GAPSTAR
                     -------

DATE                 SHARES SOLD           PRICE PER SHARE      PROCEEDS
---------------      -----------           ---------------      -------------
August 13, 2007      15,495                $22.75               $352,511.25


                     KG
                     --

DATE                 SHARES SOLD           PRICE PER SHARE      PROCEEDS
---------------      -----------           ---------------      -------------
August 13, 2007      377                   $22.75               $ 8,576.75


              (d) No person other than the persons listed is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of any securities owned by any member of the group.

              (e) Not applicable.

278856109                                                   Page 16 of 19 Pages


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIP WITH RESPECT TO THE ISSUER.

No change.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.


               Exhibit 1: Power of Attorney, dated January 3, 2007, appointing Thomas J. Murphy Attorney-In-Fact for GAPCO.

               Exhibit 2:     Power of Attorney, dated January 3,
                              2007, appointing Thomas J. Murphy
                              Attorney-In-Fact for GAPCO II.

278856109                                                   Page 17 of 19 Pages


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of August 15, 2007

GENERAL ATLANTIC, LLC                        GENERAL ATLANTIC PARTNERS 47, L.P.

                                             By: General Atlantic Partners, LLC,
By: /s/ Thomas J. Murphy                         Its General Partner
    --------------------------------
Name:  Thomas J. Murphy
Title: Attorney-In-Fact                      By: /s/ Thomas J. Murphy
                                                 ------------------------------
                                             Name:   Thomas J. Murphy
                                             Title:  Attorney-In-Fact


GENERAL ATLANTIC PARTNERS 28, L.P.           GENERAL ATLANTIC PARTNERS 48, L.P.

By: General Atlantic Partners, LLC,          By: General Atlantic Partners, LLC,
Its general partner                              Its general partner

By: /s/ Thomas J. Murphy                     By: /s/ Thomas J. Murphy
    --------------------------------             ------------------------------
Name:  Thomas J. Murphy                      Name:   Thomas J. Murphy
Title: Attorney-In-Fact                      itle:   Attorney-In-Fact


GENERAL ATLANTIC PARTNERS 38, L.P.           GENERAL ATLANTIC PARTNERS 74, L.P.

By: General Atlantic Partners, LLC,          By: General Atlantic Partners, LLC,
Its general partner                               Its general partner

By: /s/ Thomas J. Murphy                     By: /s/ Thomas J. Murphy
    --------------------------------             ------------------------------
Name:  Thomas J. Murphy                      Name:   Thomas J. Murphy
Title: Attorney-In-Fact                      Title:  Attorney-In-Fact


GAP COINVESTMENT PARTNERS, L.P.              GAP COINVESTMENT PARTNERS II, L.P.

By: /s/ Thomas J. Murphy                     By: /s/ Thomas J. Murphy
    --------------------------------             ------------------------------
Name:  Thomas J. Murphy                      Name:   Thomas J. Murphy
Title: Attorney-In-Fact                      Title:  Attorney-In-Fact


GAPSTAR, LLC

By: General Atlantic Partners, LLC,          GAPCO MANAGEMENT GMBH
Its sole member
                                             By: /s/ Thomas J. Murphy
                                                 ------------------------------
By: /s/ Thomas J. Murphy                     Name:  Thomas J. Murphy
    --------------------------------         Title: Procuration Officer
Name:  Thomas J. Murphy
Title: Attorney-In-Fact


GAPCO GMBH & CO. KG

By:  GAP Management GmbH,
Its general partner

By: /s/ Thomas J. Murphy
    --------------------------------
Name:  Thomas J. Murphy
Title: Procuration Officer